LOAN AGREEMENT

between

Swissphone Wireless AG, Fälmisstrasse 21, 8833 Samstagern

hereinafter referred to as the "**Lender**"

and

Swissphone Carrier AG, Fälmisstrasse 21, 8833 Samstagern

hereinafter referred to as the **"Borrower"**
collectively referred to as the **"Parties"**

[Initials]

1. PREAMBLE

The Lender holds 100% of the shares of the Borrower.

The Lender grants the Borrower a loan of CHF 2,057,467.00 to finance its projects.

In this regard, the Parties agree as follows:

2. GRANTING OF LOANS

The Lender grants the borrower a loan in the amount of CHF 2,057,467.00 (**"Loan"**).

3. PAYMENT

The loan has already been paid in full to the Borrower.

4. INTEREST AND AMORTIZATION

The loan is subject to the following interest rates:

- Fixed interest rate: ... % p.a., payable annually on December 31 to an account to be designated by the Lender.

There are no amortization payments to be made.

5. TERM / REDEMPTION / TERMINATION

The Loan has an indefinite term and can be terminated at any time as of June 30 or December 31 with six months' notice.

However, the Borrower has the right to repay the loan prematurely at any time.

6. SUBORDINATION

The Lender's claim, totaling CHF 2,057,467.00 is subordinated to all existing and future claims against the Borrower: In the event of the opening of bankruptcy proceedings (Art. 175, Art. 192 SchKG (Swiss Federal Law on Debt Collection and Bankruptcy)) and in the event of the confirmation of a composition Agreement with assignment of assets (Art. 317 SchKG), the Lender waives the aforementioned claim to the extent that the resolution proceeds are required to fully satisfy the other creditors of the company and to cover any liquidation, deferment or bankruptcy costs.

This Agreement on subordination can only be cancelled by the Parties,

- if it results from an (interim) balance sheet audited in accordance with Swiss auditing standards, that taking into account all subordinated claims, all liabilities of the Borrower are covered by assets; the company is audited in an ordinary manner, it is sufficient if a summary report of the auditors is available without mentioning Art. 725 Para. 2 CO (Swiss Code of Obligations); or
- if the present Agreement on the subordination is replaced by another subordination which is sufficient in amount and form.

7. NOTES

All notifications and declarations relating to this Agreement must be made in writing.

[Initials]

8. SEVERABILITY CLAUSE

Should individual provisions of this Agreement be invalid in whole or in part or lose their legal validity later, this shall not affect the legal validity of the remaining provisions of this Agreement. The ineffective provision shall be replaced by another effective provision which achieves the economic success sought with the ineffective provision as closely as possible.

9. ADJUSTMENTS TO THE AGREEMENT

All amendments to this Agreement must be made in writing and must be duly signed by the Parties or their successors in title, including the amendment to this Clause 9.

10. PLACE OF JURISDICTION AND APPLICABLE LAW

The courts of the City of Zurich (Zurich 1), Switzerland, shall have exclusive jurisdiction over any disputes arising in connection with this Agreement, including disputes concerning its conclusion, binding effect, amendment and termination.

This Agreement shall be governed by the substantive laws of Switzerland to the exclusion of its conflict of laws, provisions and international treaties, in particular the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980.

Samstagern, 10/23/2018
Place, date

The Lender:

Swissphone Wireless AG

[Signature]
Helmut Köchler

[Signature]
Angelo Saccoccia

Samstagern, 10/23/2018
Place, date

The Borrower:

Swissphone Carrier AG

[Signature]
Robert Schumacher

[Signature]
Michael Köchler

[Initials]